Proxy Mailings & Solicitation

When a mutual fund proposes certain changes to the fund (for example, change of fundamental investment policy), or is electing its board of directors/trustees, the fund must obtain approval from shareholders. It’s not easy for most shareholders to attend a shareholder meeting, so nearly all votes are obtained through the proxy process prior to the meeting. Whether shareholders own very few or a great many shares, it’s important that those shares and those shareholders’ interests are represented. A very large number of votes are required for a proposal to be approved by shareholders.

Well in advance of a shareholder meeting, proxy materials are mailed to each shareholder in a fund as of a specific date (record date). The materials provide information about the meeting and the proposals on which shareholders are being asked to vote. These materials are required to be sent to shareholders by SEC regulations. These materials may include:

For any proxy, once a shareholder has had a chance to review the proposals, OppenheimerFunds offers multiple ways to vote:

•       Mailing the ballot in the return envelope

•       Voting online at www.proxyonline.us

•       Voting by telephone at 1-800-331-5963

Voting through a proxy phone solicitor: if a shareholder of record has not yet voted, they may receive a call from a representative offering to assist with the voting process. The representative can answer questions about the campaign, and accept a vote over

•	A proxy statement, notice of the meeting, shareholder letter, ballot and return mail envelope
•	A letter or notice of a shareholder meeting (for eProxy, or Notice and Access proxy), followed by a ballot about two weeks later, with all other proxy materials available online or by request
Why is phone solicitation sometimes required?
In order to successfully complete a proxy campaign, enough votes must be received (or be “present”) to conduct a valid shareholder meeting. This is called “quorum”. For many proposals, quorum means receiving votes for 50.1%, a simple majority of outstanding shares. We will often mail the proxy materials multiple times to remind shareholders to vote; however, if too few shareholders return ballots, or vote by phone or internet to hold the meeting, we must retain a solicitor to help obtain votes.

OppenheimerFunds employs AST Fund Solutions for both our proxy mailing process and the phone solicitation. If a shareholder receives a proxy solicitation call, it will be highly professional, scripted, supervised and recorded to seek the best service possible.

If a shareholder receives a proxy call, and prefers not to be contacted by phone, we will do our best to refrain from calling. Since this process is conducted on behalf of the fund for all shareholders, obtaining votes remains essential.

Shares of Oppenheimer funds are not deposits of any bank, are not guaranteed by any bank, are not insured by the FDIC or any other agency, and involve investment risks, including possible loss of the principal amounts invested.

Before investing in any of the Oppenheimer funds, investors should carefully consider a fund's investment objectives, risks, charges and expenses. Fund prospectuses and summary prospectuses contain this and other information about the funds, and may be obtained by asking your financial advisor, visiting our website at oppenheimerfunds.com or calling us at 1.800.255.2755. Read prospectuses and summary prospectuses carefully before investing.

Copyright 2012 Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.

Two World Financial Center, 225 Liberty Street, New York, NY 10281-1008